EXHIBIT 99.02

PRESS RELEASE

Scripps board approves separation

Other transaction-related actions initiated

For immediate release	(NYSE: SSP)
May 9, 2008

CINCINNATI – The E. W. Scripps Company’s board of directors has approved management’s plan to separate Scripps into two public companies, effective July 1.

The board’s action on Thursday follows its decision in October authorizing management to pursue a separation of Scripps into two companies, one focused on national and global lifestyle media and interactive services and the other on market-leading local media franchises.

The separation will take the form of a tax-free distribution of stock to Scripps shareholders in a new company called Scripps Networks Interactive Inc. Post-transaction, Scripps shareholders will continue to own stock in both companies.

Completion of the transaction is pending a determination by the Securities and Exchange Commission as to the effectiveness of the new company’s Form 10 information statement. Scripps has responded to preliminary comments that were received from the SEC in late April.

The transaction also requires the approval of The E. W. Scripps Company’s controlling class of shareholders who will vote on the issue at the company’s annual shareholders meeting on June 13. There is no public market for the controlling Common Voting Shares. Ohio law does not require a vote on the transaction by holders of the company’s publicly traded Class A Common Shares.

If approved, all shareholders of record (as of June 16) will receive one share of Scripps Networks Interactive stock on July 1 for each share of stock they own in The E. W. Scripps Company.

The Scripps board of directors on Thursday also approved a one-for-three reverse stock split for shares in The E. W. Scripps Company that will take affect on July 16 pending shareholder approval.

The reverse stock split applies only to shares in The E. W. Scripps Company, which will continue to be traded on the New York Stock Exchange under the symbol SSP. The proposed reverse stock split requires approval of both Class A and Common Voting shareholders, who will vote on the matter during a special shareholders meeting on July 15. If approved, all Scripps shareholders will receive one share of SSP for each three that they own. The reverse stock split would become effective July 16.

The E. W. Scripps Company, post transaction, will continue to operate its local newspapers, broadcast television stations, and licensing and syndication businesses. Scripps operates daily newspapers in 15 markets, 10 broadcast television stations and United Media.

Scripps Networks Interactive will include the businesses that currently comprise the company’s Scripps Networks and Interactive Media divisions. Scripps Networks includes the company's five national lifestyle television networks and related Internet enterprises. The Interactive Media division includes the company's online comparison shopping subsidiaries.

In a related development, Scripps Networks Interactive Inc. became a signatory to the Scripps Family Agreement after the board’s approval of the separation. The Agreement has been amended by Scripps family members to include the newly created company.

The Scripps Family Agreement will govern the transfer and voting of the controlling class of stock in The E. W. Scripps Company and Scripps Networks Interactive after the termination of The Edward W. Scripps Trust. The trust is the controlling shareholder for both companies and will terminate upon the death of one individual, the founder’s last surviving grandchild.

Among other things, the Scripps Family Agreement limits the transfer of the Common Voting Shares in both companies to certain beneficiaries of The Edward W. Scripps Trust, certain other descendants of Edward W. Scripps, and each respective company.

Forward-looking statements

This press release contains certain forward-looking statements related to the company's businesses, including the proposed separation plan, that are based on management's current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company's written policy on forward-looking statements can be found on page F-5 of its 2007 SEC Form 10K.

We undertake no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps

The E. W. Scripps Company (www.scripps.com) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living and Great American Country; daily and community newspapers in 15 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; Scripps Interactive Media, including leading online search and comparison shopping services, Shopzilla and uSwitch; and United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: stautberg@scripps.com